EXHIBIT 5.1

June 15, 2004

Mercer International Inc.
14900 Interurban Avenue South, Suite 282
Seattle, Washington 98168

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

        This opinion is furnished to Mercer International, Inc., a Massachusetts trust formed under the laws of the State of Washington (the "Company"), in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed sale by the Company of up to 1,000,000 shares of beneficial interest (the "Shares"), issuable by the Company under the 2004 Stock Incentive Plan (the "Stock Incentive Plan").

        We have reviewed, among other things, the Company's Restated Declaration of Trust, as amended, and Trustee Regulations, the Stock Incentive Plan, and related agreements and records of corporate proceedings and other actions taken or proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares pursuant to awards made under the Stock Incentive Plan. We have made such other factual inquiries as we deemed necessary to render this opinion.

        Based upon the foregoing and in reliance thereon, it is our opinion that the reservation for issuance of the Shares pursuant to the Stock Incentive Plan has been duly authorized and, when issued pursuant to awards granted and exercised in accordance with the Stock Incentive Plan, and related agreements, the Shares will be validly issued, fully paid and non-assessable.

        We express no opinion herein as to the laws of any state or jurisdiction other than the State of Washington and the federal laws of the United States.

        We hereby authorize and consent to the use of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement and any amendments thereto.

Very truly yours, /s/ HELLER EHRMAN WHITE & MCAULIFFE LLP